Exhibit 4.29

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of the end of its most recent fiscal year, SITE Centers Corp., an Ohio corporation (the “Company”), had two classes of equity securities registered under Section 12 of the Securities Exchange Act of 1934, as amended:

•	common shares, $0.10 par value per share (“common shares”); and
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depositary shares (“Class A depositary shares” or “depositary shares”), each representing 1/20 of a share of the 6.375% Class A Cumulative Redeemable Preferred Shares, without par value (“6.375% Class A Shares” or “Designated Preferred Shares”).

The following description of the Company’s capital stock is a summary and is qualified in its entirety by provisions of Ohio law and by reference to the terms and provisions of the Company’s articles of incorporation and code of regulations, which are incorporated herein by reference and attached as exhibits to the Company’s most recent Annual Report on Form 10‑K filed with the Securities and Exchange Commission.

The Company’s authorized capital stock consists of:

•	300,000,000 common shares;
•	750,000 Class A Cumulative Preferred Shares, without par value (“Class A Shares”), of which 350,000 shares have been designated as 6.375% Class A Shares;
•	750,000 Class B Cumulative Preferred Shares, without par value (“Class B Shares”);
•	750,000 Class C Cumulative Preferred Shares, without par value (“Class C Shares”);
•	750,000 Class D Cumulative Preferred Shares, without par value (“Class D Shares”);
•	750,000 Class E Cumulative Preferred Shares, without par value (“Class E Shares”);
•	750,000 Class F Cumulative Preferred Shares, without par value (“Class F Shares”);
•	750,000 Class G Cumulative Preferred Shares, without par value (“Class G Shares”);
•	750,000 Class H Cumulative Preferred Shares, without par value (“Class H Shares”);
•	750,000 Class I Cumulative Preferred Shares, without par value (“Class I Shares”);
•	750,000 Class J Cumulative Preferred Shares, without par value (“Class J Shares”);
•	750,000 Class K Cumulative Preferred Shares, without par value (“Class K Shares”);

•	750,000 Noncumulative Preferred Shares, without par value (“noncumulative shares”); and
•	2,000,000 Cumulative Voting Preferred Shares, without par value (“cumulative voting preferred shares”).

The Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares, the Class I Shares, the Class J Shares, the Class K Shares and the noncumulative shares are referred to collectively herein as the “nonvoting preferred shares.”  The nonvoting preferred shares and the cumulative voting preferred shares are referred to collectively herein as the “Authorized Preferred Shares.”

Authorized Preferred Shares may be issued in one or more series, with such designations, powers, preferences and rights of the shares of each series of each class and the qualifications, limitations or restrictions thereon, including, but not limited to, the fixing of the dividend rate or rates, conversion rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preferences, in each case, if any, as the Company’s board of directors (the “Board”) or any authorized committee thereof may determine by adoption of an amendment to the Company’s articles of incorporation, without any further vote or action by the shareholders.

DESCRIPTION OF DEPOSITARY SHARES

Preferred Shares General

Except as discussed below, the nonvoting preferred shares rank on a parity with each other and are identical to each other.  The cumulative voting preferred shares rank equally, except with respect to voting rights, with all of the nonvoting preferred shares.  Dividends on the Class A Shares, the Class B Shares, the Class C Shares, the Class D Shares, the Class E Shares, the Class F Shares, the Class G Shares, the Class H Shares, the Class I Shares, the Class J Shares, the Class K Shares and the cumulative voting preferred shares will be cumulative, while dividends on the noncumulative shares will not be cumulative.

Prior to the issuance of shares of each series of each class of nonvoting preferred shares, the Board may, under the Company’s articles of incorporation and Ohio law, fix:

•	the designation of the series;
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the authorized number of shares of the series.  The Board may, except when otherwise provided in the creation of the series, increase or decrease the authorized number of shares before or after issuance of the series (but not below the number of shares of such series then outstanding);

•	the dividend rate or rates of the series, including the means by which such rates may be established;
•	the date(s) from which dividends shall accrue and be cumulative and, with respect to all nonvoting preferred shares, the date on which and the period(s) for which dividends, if declared, shall be payable, including the means by which such date(s) and period(s) may be established;
•	redemption rights and prices, if any;
•	the terms and amounts of the sinking fund, if any;
•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company’s affairs;
•	whether the shares of the series shall be convertible into common shares or shares of any other class;
•	if the shares are convertible, the conversion rate(s) or price(s), any adjustments to the rate or price and all other terms and conditions upon which such conversion may be made; and
•	restrictions on the issuance of shares of the same or any other class or series.

All preferred shares will be equal to all other preferred shares with respect to dividend rights (subject to dividends on noncumulative shares being noncumulative) and rights upon the Company’s liquidation, dissolution or winding-up.

The preferred shares will:

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rank prior to all classes of common shares and to all other equity securities ranking junior to such preferred shares with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding-up;

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be equal to all of the Company’s equity securities the terms of which specifically provide that such equity securities are equal to the preferred shares with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding-up; and • be junior to all of the Company’s equity securities the terms of which specifically provide that such equity securities rank prior to the preferred shares with respect to dividend rights and rights upon the Company’s liquidation, dissolution or winding-up.

Class A Depositary Shares General

Each Class A depositary share represents a 1/20th fractional interest in a share of the 6.375% Class A Shares, deposited with Computershare Shareowner Services LLC, Jersey City, New Jersey, as depositary (the “Preferred Shares Depositary”), under a deposit agreement between the Company, the Preferred Shares Depositary and the holders from time to time of the depositary receipts (the “Class A depositary receipts” or the “depositary receipts”) issued by the Preferred Shares Depositary and evidencing the Class A depositary shares.  Subject to the terms of such deposit agreement, each holder of a Class A depositary receipt evidencing a Class A depositary share will be entitled to all the rights and preferences of a fractional interest in a 6.375% Class A Share (including dividend, voting, redemption and liquidation rights and preferences).

The Class A depositary shares are listed on the New York Stock Exchange (“NYSE”) under the symbol “SITC PRA”

The 6.375% Class A Shares and the Class A depositary shares do not have a stated maturity and are not subject to any sinking fund or mandatory redemption provisions (except as provided under “—Restrictions on Ownership” below).

Dividends

Holders of the 6.375% Class A Shares will be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 6.375% of the liquidation preference per year (equivalent to $1.59375 per year per Class A depositary share, or $0.39844 per quarterly period per Class A depositary share).

Such dividends will be cumulative from, and including, the date of original issuance or the most recent Dividend Payment Date (as defined below) on which dividends have been paid, as applicable, and will be payable quarterly in arrears on the fifteenth day of each January, April, July and October or, if not a business day, the next succeeding business day (each, a “Dividend Payment Date”).  Any dividend payable on the Designated Preferred Shares for any period shorter or longer than a full dividend period will be computed on the basis of the 360-day year consisting of twelve 30-day months.  The Preferred Shares Depositary will distribute dividends received in respect of the Designated Preferred Shares to the record holders of the depositary receipts as of the close of business on the applicable record date, which will be the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”), in each case whether or not such day is a business day.

No dividends on the Designated Preferred Shares may be declared by the Board or paid or set apart for payment by the Company at any time if the terms and provisions of any agreement to which the Company is a party, including any agreement relating to the Company’s indebtedness, prohibit such declaration, payment or setting apart for payments or provide that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment is restricted or prohibited by law.

Notwithstanding the foregoing, dividends on the Designated Preferred Shares will accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared.  Accrued but unpaid dividends on the Designated Preferred Shares will not bear interest.  Holders of the Designated Preferred Shares and the depositary shares will not be entitled to any dividends in excess of full cumulative dividends as described above.  Any dividend payment made on the Designated Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

If preferred shares are outstanding, dividends may not be paid or declared or set apart for any series of preferred shares for any dividend period unless at the same time:

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a proportionate dividend for the dividend periods terminating on the same or any earlier date for all issued and outstanding shares of all series of such class entitled to receive such dividend (but, if such series are series of noncumulative shares, then only with respect to the current dividend period), ratably in proportion to the respective annual dividend rates fixed therefor, have been paid or declared or set apart; and

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the dividends payable for the dividend periods terminating on the same or any earlier date for all other classes of issued and outstanding preferred shares entitled to receive such dividends (but, with respect to noncumulative shares, only with respect to the then-current dividend period), ratably in proportion to the respective dividend rates fixed therefor, have been paid or declared and set apart.

If any series of preferred shares is outstanding, a dividend shall not be paid or declared or any distribution made in respect of the common shares or any other shares ranking junior to such series of preferred shares, and common shares or any other shares ranking junior to such series of preferred shares shall not be purchased, retired or otherwise acquired by the Company unless:

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all accrued and unpaid dividends on all classes of outstanding preferred shares, including the full dividends for all current dividend periods for the nonvoting preferred shares (except, with respect to noncumulative shares, for the then-current dividend period only), have been declared and paid or a sum sufficient for payment thereof set apart; and

•

with respect to the nonvoting preferred shares, there are no arrearages with respect to the redemption of any series of any class of preferred shares from any sinking fund provided for such class in accordance with the articles of incorporation.  However, common shares and any other shares ranking junior to such series of preferred shares may be purchased, retired or otherwise acquired using the proceeds of a sale of common shares or other shares junior to such preferred shares received subsequent to the first date of issuance of such preferred shares.  In addition, the Company may pay or declare or distribute dividends payable in common shares or other shares ranking junior to such preferred shares.

The preceding restrictions on the payment of dividends or other distributions on, or on the purchase, redemption, retirement or other acquisition of, common shares or any other shares ranking equal to or junior to any class of preferred shares generally will be inapplicable to:

•	any payments in lieu of issuance of fractional shares, upon any merger, conversion, stock dividend or otherwise in the case of the nonvoting preferred shares;
•	the conversion of preferred shares into common shares; or
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the exercise of the Company’s rights to repurchase shares of capital stock in order to preserve the Company’s status as a real estate investment trust (“REIT”) under the Internal Revenue Code of 1986, as amended (the “Code”).

When dividends are not paid in full (or a sum sufficient for full payment is not set apart) upon the preferred shares of any series and the shares of any other series of preferred shares ranking on a parity as to dividends with such series, all dividends declared upon preferred shares of such series and any other series of preferred shares ranking on a parity as to dividends with such preferred shares shall be declared pro rata so that the amount of dividends declared per share on the shares of such series of preferred shares shall in all cases bear to each other the same ratio that accrued dividends per share on the preferred shares of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods for noncumulative shares) and such other series bear to each other.

Ranking

With respect to the payment of dividends and amounts upon liquidation, the Designated Preferred Shares will rank equally with all of the Company’s other preferred shares, when issued (subject to dividends on noncumulative shares being noncumulative) and will rank senior to the common shares.

Liquidation Preference

In the event of the Company’s voluntary liquidation, dissolution or winding up, the holders of the Designated Preferred Shares will be entitled to be paid out of the Company’s assets legally available for distribution to the Company’s shareholders a liquidation preference of $500.00 per share (equivalent to $25.00 per depositary share), plus an amount equal to accrued and unpaid dividends to, but not including, the date of payment, before any distribution of assets is made to holders of the Company’s common shares or any other capital stock that rank junior to the Designated Preferred Shares as to liquidation rights.  After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Designated Preferred Shares will have no right or claim to any of the Company’s remaining assets.  In the event the Company’s assets legally available for distribution to the Company’s shareholders are insufficient to permit the payment upon the Designated Preferred Shares (and the depositary shares) and all outstanding Authorized Preferred Shares of the full preferential amount to which they are respectively entitled, then such assets will be distributed ratably upon the Designated Preferred Shares (and the depositary shares) and all other outstanding Authorized Preferred Shares in proportion to the full preferential amount to which each such share is entitled.

If liquidating distributions are made in full to all holders of preferred shares, the Company’s remaining assets will be distributed among the holders of any other classes or series of capital stock ranking junior to the preferred shares upon liquidation, dissolution or winding-up.  The distributions will be made according to the holders’ respective rights and preferences and, in each case, according to their respective number of shares.  The Company’s merger or consolidation into or with any other corporation, or the sale, lease or conveyance of all or substantially all of the Company’s assets, shall not constitute a dissolution, liquidation or winding-up.

Optional Redemption

Except in certain circumstances relating to the preservation of the Company’s status as a REIT and except as described below under “—Special Optional Redemption,” the Company may not redeem the 6.375% Class A Shares prior to June 5, 2022.  On and after June 5, 2022, the

Company may redeem the 6.375% Class A Shares at the Company’s option upon not less than 30 nor more than 60 days’ written notice (and the Preferred Shares Depositary will redeem the number of depositary shares representing interests in the Designated Preferred Shares so redeemed upon not less than 30 days’ and no more than 60 days’ written notice to the holders thereof), in whole or in part, at any time or from time to time, for cash at a redemption price of $500.00 per share (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends to, but not including, the date of redemption (except as provided below), without interest.

Holders of depositary receipts evidencing depositary shares to be redeemed will surrender such depositary receipts at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender.  If fewer than all the outstanding depositary shares of any series are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company that will not result in the issuance of any Designated Preferred Shares in excess of the ownership limit described below (see “—Ownership Limit”).  If the Company elects to redeem any of the Designated Preferred Shares as described in this paragraph, the Company may use any available cash to pay the redemption price, and the Company will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Company’s shares or any other specific source.  The Company may not purchase or redeem less than all of the outstanding shares of any series of Designated Preferred Shares except in accordance with a stock purchase offer made to all holders of record of such series, unless all dividends on such series for previous and current dividend periods have been declared and paid or funds set apart.  However, the Company may repurchase or redeem Designated Preferred Shares in order to preserve the Company’s status as a REIT.

The Company will give the Preferred Shares Depositary not less than 10 days’ prior written notice of redemption of the deposited Designated Preferred Shares.  A similar notice will be mailed by the Preferred Shares Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Shares Depositary.  No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Designated Preferred Share or depositary share except as to the holder to whom notice was defective or not given.  A redemption notice that has been mailed in the manner provided herein will be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice.  Each notice will state:  (i) the redemption date; (ii) the redemption price; (iii) the number of Designated Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the depositary receipts are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all the shares of any series of Designated Preferred Shares are to be redeemed, the notices mailed to the Preferred Shares Depositary and any holder of depositary shares will also specify the number of such Designated Preferred Shares and depositary shares to be redeemed.  The Company will also cause notice of redemption to be published in a newspaper of general circulation in the City of New York at least once a week for two successive weeks commencing not less than 30 days nor more than 60 days prior to the date of redemption.

If the Company and the Preferred Shares Depositary have mailed a notice of redemption and if the Company has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Designated Preferred Shares (or the depositary shares, as applicable) called for redemption, and the Company directs that there be paid to the respective holders of the Designated Preferred Shares (or the depositary shares, as applicable) so to be redeemed amounts equal to the redemption price, plus accrued and unpaid dividends to, but not including, the date of redemption, on surrender of the Designated Preferred Shares (or the depositary shares, as applicable), those Designated Preferred Shares (or the depositary shares, as applicable) will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Designated Preferred Shares (and the depositary shares) will terminate.  The holders of those Designated Preferred Shares (and the depositary shares) will retain only their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.

The holders of depositary shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the underlying Designated Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof after such Dividend Record Date and on or prior to such Dividend Payment Date or the Company’s default in the payment of the dividend due on such Dividend Payment Date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Designated Preferred Shares called for redemption.

Special Optional Redemption

Upon the occurrence of a Change of Control (as defined below), the Company may, at the Company’s option upon not less than 30 nor more than 60 days’ written notice, redeem the Designated Preferred Shares (and the depositary shares), in whole or in part within 120 days after the first date on which such Change of Control occurred, by paying $500.00 per share (equivalent to $25.00 per depositary share), plus accrued and unpaid dividends to, but not including, the date of redemption.  If, prior to the Change of Control Conversion Date (as defined below), the Company has provided or provides notice of exercise of any of the Company’s redemption rights relating to the Designated Preferred Shares (and the depositary shares) (whether pursuant to the Company’s optional redemption right described above or this special optional redemption right), the holders of depositary shares representing interests in the Designated Preferred Shares will not be permitted to exercise the conversion right described below under “—Conversion Rights” in respect of their shares called for redemption.  If fewer than all the outstanding depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional depositary shares) or by any other equitable method determined by the Company that will not result in the issuance of any Designated Preferred Shares in excess of the ownership limit described below (see “—Ownership Limit”).  If the Company elects to redeem any of the Designated Preferred Shares as described in this paragraph, the Company may use any available cash to pay the redemption price, and the Company will not be required to pay the redemption price only out of the proceeds from the issuance of other classes and series of the Company’s shares or any other specific source.

The Company may not purchase or redeem less than all of the outstanding shares of any series of Designated Preferred Shares except in accordance with a stock purchase offer made to all holders of record of such series, unless all dividends on such series for previous and current dividend periods have been declared and paid or funds set apart.  However, the Company may repurchase or redeem Designated Preferred Shares in order to preserve the Company’s status as a REIT.

The Company will give the Preferred Shares Depositary not less than 10 days’ prior written notice of redemption of the deposited Designated Preferred Shares.  A similar notice will be mailed by the Preferred Shares Depositary, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the depositary shares to be redeemed at their respective addresses as they appear on the records of the Preferred Shares Depositary.  No failure to give such notice or any defect thereto or in the mailing thereof will affect the validity of the proceedings for the redemption of any Designated Preferred Share or depositary share except as to the holder to whom notice was defective or not given.  A redemption notice that has been mailed in the manner provided herein will be conclusively presumed to have been duly given on the date mailed whether or not the holder received the redemption notice.  Each notice will state:  (i) the redemption date; (ii) the redemption price; (iii) the number of Designated Preferred Shares and the number of depositary shares to be redeemed; (iv) the place or places where the depositary receipts are to be surrendered for payment of the redemption price; (v) that the Designated Preferred Shares and depositary shares are being redeemed pursuant to the Company’s special optional redemption right in connection with the occurrence of a Change of Control and a brief description of the transaction or transactions constituting such Change of Control; (vi) that the holders of depositary shares representing interests in the Designated Preferred Shares to which the notice relates will not be able to tender such Designated Preferred Shares for conversion in connection with the Change of Control and each Designated Preferred Share tendered for conversion that is selected, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related date of redemption instead of converted on the Change of Control Conversion Date; and (vii) that dividends on the shares to be redeemed will cease to accrue on such redemption date.  If less than all the shares of any series of Designated Preferred Shares are to be redeemed, the notices mailed to the Preferred Shares Depositary and any holder of depositary shares will also specify the number of Designated Preferred Shares and depositary shares to be redeemed.  The Company will also cause notice of redemption to be published in a newspaper of general circulation in the City of New York at least once a week for two successive weeks commencing not less than 30 days nor more than 60 days prior to the date of redemption.

If the Company and the Preferred Shares Depositary have mailed a notice of redemption and if the Company has set aside sufficient funds for the redemption in trust for the benefit of the holders of the Designated Preferred Shares (or the depositary shares, as applicable) called for redemption, and the Company directs that there be paid to the respective holders of the Designated Preferred Shares (or the depositary shares, as applicable) so to be redeemed amounts equal to the redemption price, plus accrued and unpaid dividends to, but not including, the date of redemption, on surrender of the Designated Preferred Shares (or the depositary shares, as applicable), those Designated Preferred Shares (or the depositary shares, as applicable) will be treated as no longer being outstanding, no further dividends will accrue and all other rights of the holders of those Designated Preferred Shares (and the depositary shares) will terminate.  The holders of those Designated Preferred Shares (and the depositary shares) will retain only their right to receive the redemption price for their shares and any accrued and unpaid dividends to, but not including, the redemption date.

The holders of depositary shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to the underlying Designated Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof after such Dividend Record Date and on or prior to such Dividend Payment Date or the Company’s default in the payment of the dividend due on such Dividend Payment Date.  Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Designated Preferred Shares called for redemption.

A “Change of Control” is when, after the original issuance of the Designated Preferred Shares, the following have occurred and are continuing:

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the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Exchange Act, of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of shares of the Company entitling that person to exercise more than 50% of the total voting power of all shares of the Company entitled to vote generally in elections of directors (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and

•

following the closing of any transaction referred to in the bullet point above, neither the Company nor the acquiring or surviving entity has a class of common securities (or American Depositary Receipts (“ADRs”) representing such securities) listed on the NYSE, the NYSE MKT or the NASDAQ Stock Market (“NASDAQ”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE MKT or NASDAQ.

Conversion Rights

Upon the occurrence of a Change of Control, each holder of depositary shares representing interests in the Designated Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided or provides notice of the Company’s election to redeem the Designated Preferred Shares (and the depositary shares) as described above under “—Optional Redemption” or “—Special Optional Redemption”) to direct the Preferred Shares Depositary, on such holder’s behalf, to convert some or all of the Designated Preferred Shares underlying the depositary shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of the Company’s common shares (or equivalent value of Alternative Conversion Consideration (as defined below)) per 6.375% Class A Share to be converted (the “Class A Common Shares Conversion Consideration” or the “Common Shares Conversion Consideration”) equal to the lesser of:

•	the quotient obtained by dividing (1) the sum of $500.00 per share (equivalent to $25.00 per Class A depositary share) plus the amount of any accrued and unpaid dividends to,

but not including, the applicable Change of Control Conversion Date (unless such Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case no additional amount for such accrued and unpaid dividends will be included in this sum) by (2) the Common Share Price; and

•	111.60714 (equivalent to 5.58036 per Class A depositary share) (the “Share Cap”), subject to certain adjustments.

Anything in the articles of incorporation to the contrary notwithstanding and except as otherwise required by law, the persons who are the holders of record of Designated Preferred Shares and the depositary shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend will be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date.

The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of the Company’s common shares), subdivisions or combinations, including the 1-for-2 reverse stock split of the Company’s issued and outstanding common shares that became effective as of May 18, 2018 (in each case, a “Share Split”), with respect to the Company’s common shares as follows:  the adjusted Share Cap as the result of a Share Split will be the number of the Company’s common shares that is equivalent to the product obtained by multiplying (1) the Share Cap in effect immediately prior to such Share Split by (2) a fraction, the numerator of which is the number of the Company’s common shares outstanding after giving effect to such Share Split and the denominator of which is the number of the Company’s common shares outstanding immediately prior to such Share Split.

For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of the Company’s common shares (or equivalent Alternative Conversion Consideration, as applicable) issuable in connection with the exercise of the Change of Control Conversion Right and in respect of the 6.375% Class A Shares underlying the Class A depositary shares will not exceed 39,062,520 common shares (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”).  The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap and is subject to increase in the event that additional Designated Preferred Shares or depositary shares are issued in the future.

In the case of a Change of Control pursuant to which the Company’s common shares will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of depositary shares representing interests in the Designated Preferred Shares will receive upon conversion of such Designated Preferred Shares the kind and amount of Alternative Form Consideration that such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of the Company’s common shares equal to the Common Shares Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion

Consideration,” and the Common Shares Conversion Consideration or the Alternative Conversion Consideration, as may be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

If the holders of the Company’s common shares have the opportunity to elect the form of consideration to be received in the Change of Control, the consideration that the holders of the depositary shares representing interests in the Designated Preferred Shares will receive will be in the form and proportion of the aggregate consideration elected by the holders of the Company’s common shares who participate in the determination (based on the weighted average of elections) and will be subject to any limitations to which all holders of the Company’s common shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in the Change of Control.

The Company will not issue fractional common shares upon the conversion of the Designated Preferred Shares.  Instead, the Company will pay the cash value of such fractional shares in lieu of such fractional shares.  Because each depositary share represents a 1/20th interest in a Designated Preferred Share, the number of common shares ultimately received for each depositary share will be equal to the number of common shares received upon conversion of each Designated Preferred Shares divided by 20.  In the event that the conversion would result in the issuance of fractional common shares, the Company will pay the holder of depositary shares the cash value of such fractional shares in lieu of such fractional shares.

Within 15 days following the occurrence of a Change of Control, the Company will provide to holders of the depositary shares representing interests in the Designated Preferred Shares a notice of occurrence of the Change of Control that describes the resulting Change of Control Conversion Right.  This notice will state the following:

•	the events constituting the Change of Control;
•	the date of the Change of Control;
•	the last date on which the holders of the depositary shares representing interests in the Designated Preferred Shares may exercise their Change of Control Conversion Right;
•	the method and period for calculating the Common Share Price; the Change of Control Conversion Date;
•

that if, prior to the Change of Control Conversion Date, the Company has provided or provides notice of the Company’s election to redeem all or any portion of the Designated Preferred Shares or the depositary shares, holders will not be able to convert the Designated Preferred Shares and such shares will be redeemed on the related redemption date, even if such shares have already been tendered for conversion pursuant to the Change of Control Conversion Right;

•	if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Designated Preferred Share;

•	the name and address of the paying agent and the conversion agent;
•	the procedures that the holders of the depositary shares representing interests in the Designated Preferred Shares must follow to exercise the Change of Control Conversion Right; and
•

the last date on which the holders of the depositary shares representing interests in the Designated Preferred Shares may withdraw shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

The Company will issue a press release for publication on the Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), or post notice on the Company’s website, in any event prior to the opening of business on the first business day following any date on which the Company provides the notice described above to the holders of the depositary shares representing interests in the Designated Preferred Shares.

To exercise the Change of Control Conversion Right, each holder of depositary shares representing interests in the Designated Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the depositary receipts or certificates, if any, evidencing the depositary shares or Designated Preferred Shares, respectively, to be converted, duly endorsed for transfer, together with a written conversion notice completed, to the Preferred Shares Depositary, in the case of the depositary shares, or to the Company’s transfer agent, in the case of Designated Preferred Shares.  The conversion notice must state:

•	the relevant Change of Control Conversion Date;
•	the number of depositary shares or Designated Preferred Shares to be converted; and
•	that the depositary shares or the Designated Preferred Shares are to be converted pursuant to the applicable provisions of the Designated Preferred Shares.

The “Change of Control Conversion Date” is the date the Designated Preferred Shares are to be converted, which will be a business day that is no fewer than 20 days nor more than 35 days after the date on which the Company provides the notice described above to the holders of the depositary shares representing interests in the Designated Preferred Shares.

The “Common Share Price” will be:  (i) if the consideration to be received in the Change of Control by the holders of the Company’s common shares is solely cash, the amount of cash consideration per common share or (ii) if the consideration to be received in the Change of Control by holders of the Company’s common shares is other than solely cash (x) the average of the closing sale prices per common share (or, if no closing sale price is reported, the average of the closing bid and ask prices per common share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per common share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which the Company’s common shares are then traded, or (y) the average of the last quoted bid prices for the Company’s common shares in the over-the-counter market as reported by OTC Markets Group Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such

Change of Control occurred, if the Company’s common shares are not then listed for trading on a U.S. securities exchange.

Holders of the depositary shares representing interests in the Designated Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the Preferred Shares Depositary, in the case of the depositary shares, or to the Company’s transfer agent, in the case of the Designated Preferred Shares, prior to the close of business on the business day prior to the Change of Control Conversion Date.  The notice of withdrawal must state:

•	the number of withdrawn depositary shares or Designated Preferred Shares;
•	if certificated depositary shares or Designated Preferred Shares have been issued, the receipt or certificate numbers of the withdrawn Designated Preferred Shares; and
•	the number of depositary shares or Designated Preferred Shares, if any, which remain subject to the conversion notice.

Notwithstanding the foregoing, if the Designated Preferred Shares are held in global form, the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures of The Depository Trust Company.

Designated Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided or provides notice of the Company’s election to redeem such Designated Preferred Shares, whether pursuant to the Company’s optional redemption right or the Company’s special optional redemption right.  If the Company elects to redeem Designated Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Designated Preferred Shares will not be so converted and the holders of such shares will be entitled to receive on the applicable redemption date $500.00 per share (or $25.00 per depositary share), plus accrued and unpaid dividends to, but not including, the date of redemption.  See “—Optional Redemption” and “—Special Optional Redemption.”

The Company will deliver amounts owing upon conversion no later than the third business day following the Change of Control Conversion Date.

In connection with the exercise of any Change of Control Conversion Right, the Company will comply with all federal and state securities laws and stock exchange rules in connection with any conversion of Designated Preferred Shares or depositary shares into the Company’s common shares.  Notwithstanding any other provision of the Designated Preferred Shares, no holder of

Designated Preferred Shares or depositary shares will be entitled to convert such shares to the extent that receipt of common shares upon conversion of the Designated Preferred Shares or depositary shares would cause such holder (or any other person) to exceed the share ownership limits contained in the Company’s articles of incorporation setting forth the terms of the Designated Preferred Shares, unless the Company provides an exemption from this limitation for such holder or other person.  See “—Ownership Limit,” below.

Notwithstanding the foregoing restrictions on the ability to convert the Designated Preferred Shares or depositary shares, any conversion of Designated Preferred Shares or depositary shares in violation of the ownership limit described below under “—Ownership Limit” or that causes another person to be in violation of such ownership limit, including as a result of the effect of the operation of this provision, will be construed as causing any Designated Preferred Shares or depositary shares that exceed such ownership limit to be deemed “Excess Preferred Shares” as defined in the Company’s articles of incorporation and subject to the provisions applicable to Excess Preferred Shares set forth in the Company’s articles of incorporation.  Such Excess Preferred Shares will be transferred by operation of law to the Company as trustee of a trust for the exclusive benefit of the person or persons to whom or by whom such Excess Preferred Shares can ultimately be transferred or held, respectively, without violating the ownership limit described below under “—Ownership Limit,” and any Excess Preferred Shares while held in such trust will not have any voting rights, will not be considered for purposes of any shareholder vote or for determining a quorum for such a vote, and will not be entitled to any dividends or other distributions.

Except as otherwise provided above, neither the Designated Preferred Shares nor the depositary shares are convertible into or exchangeable for any other securities or property.

Limited Voting Rights

In any matter in which the Designated Preferred Shares may vote (as expressly provided herein, or as may be required by law), each Designated Preferred Share will be entitled to one vote.  As a result, each depositary share will be entitled to 1/20th of a vote.

Nonvoting Preferred Shares

Holders of nonvoting preferred shares have only the voting rights described below that apply to all preferred shares, whether nonvoting or voting, and as from time to time required by law.

If and when the Company is in default in the payment of (or, with respect to noncumulative shares, has not paid or declared and set aside a sum sufficient for the payment of) dividends on any series of any class of outstanding nonvoting preferred shares, for dividend payment periods, whether consecutive or not, which in the aggregate contain at least 540 days, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members to the Board.  This voting right shall be vested and any additional directors shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then-current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

The affirmative vote of the holders of at least two-thirds of a class of outstanding nonvoting preferred shares, voting separately as a class, shall be necessary to effect either of the following:

•	The authorization, creation or increase in the authorized number of any shares, or any security convertible into shares, ranking prior to such class of nonvoting preferred shares; or
•

Any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Company’s articles of incorporation or the Company’s code of regulations which adversely and materially affects the preferences or voting or other rights of the holders of such class of nonvoting preferred shares which are set forth in the Company’s articles of incorporation.  However, the amendment of the Company’s articles of incorporation to authorize, create or change the authorized or outstanding number of a class of such preferred shares or of any shares ranking on a parity with or junior to such class of preferred shares does not adversely and materially affect preferences or voting or other rights of the holders of such class of preferred shares.  In addition, amending the code of regulations to change the number or classification of the Company’s directors does not adversely or materially affect preferences or voting rights or other rights.  Voting shall be done in person at a meeting called for one of the above purposes or in writing by proxy.

The preceding voting provisions will not apply if, at or prior to the time of the action with respect to which such vote would be required, all outstanding shares of such series of preferred shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

Cumulative Voting Preferred Shares.

If and when the Company is in default in the payment of dividends on the cumulative voting preferred shares, for at least six dividend payment periods, whether or not consecutive, all holders of shares of such class, voting separately as a class, together and combined with all other preferred shares upon which like voting rights have been conferred and are exercisable, will be entitled to elect a total of two members to the Board.  This voting right shall be vested and any additional directors shall serve until all accrued and unpaid dividends (except, with respect to noncumulative shares, only dividends for the then-current dividend period) on such outstanding preferred shares have been paid or declared and a sufficient sum set aside for payment thereof.

The affirmative vote of the holders of at least two-thirds of the outstanding cumulative voting preferred shares, voting separately as a class, shall be necessary to effect either of the following:

•

Any amendment, alteration or repeal of any of the provisions of, or the addition of any provisions to, the Company’s articles of incorporation or code of regulations, whether by merger, consolidation or otherwise (an “event”), that materially adversely affects the voting powers, rights or preferences of the holders of the cumulative voting preferred shares; provided, however, that the amendment of the provisions of the articles of incorporation (a) so as to authorize or create, or to increase the authorized amount of, or issue, any shares ranking junior to the cumulative voting preferred shares or any shares of any class or series of shares ranking on a parity with the cumulative voting preferred shares or (b) with respect to the occurrence of any event, so long as the cumulative voting preferred shares remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of the event, the Company may not be the surviving entity, shall not in either case be deemed to materially adversely affect the voting power, rights or preferences of the holders of cumulative voting preferred shares; or

•

the authorization, creation of, increase in the authorized amount of, or issuance of any shares of any class or series of shares ranking prior to the cumulative voting preferred shares or any security convertible into shares of any class or series of shares ranking prior to the cumulative voting preferred shares (whether or not such class or series of shares ranking prior to the cumulative voting preferred shares is currently authorized).

The preceding voting provisions will not apply, if at or prior to the time of the action with respect to which such vote would be required, all outstanding shares of such series of cumulative voting preferred shares have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

In addition to the foregoing, the holders of cumulative voting preferred shares shall be entitled to vote on all matters on which holders of common shares may vote and shall be entitled to one vote for each cumulative voting preferred share entitled to vote at such meeting.

General

Without limiting the provisions described above, under Ohio law, holders of each class of preferred shares will be entitled to vote as a class on any amendment to the Company’s articles of incorporation, whether or not they are entitled to vote thereon by the Company’s articles of incorporation, if the amendment would:

•	increase or decrease the par value of the shares of such class;
•	change the issued shares of such class into a lesser number of shares of such class or into the same or different number of shares of another class;
•	change or add to the express terms of the shares of the class in any manner substantially prejudicial to the holders of such class;
•	change the express terms of any class of issued shares ranking prior to the particular class in any manner substantially prejudicial to the holders of shares of the particular class;
•

authorize shares of another class that are convertible into, or authorize the conversion of shares of another class into, shares of the particular class, or authorize the directors to fix or alter conversion rights of shares of another class that are convertible into shares of the particular class;

•	reduce or eliminate the Company’s stated capital;
•	substantially change the Company’s purposes; or • change the Company into a nonprofit corporation.

If, and only to the extent that:

•	a class of preferred shares is issued in more than one series; and
•	Ohio law permits the holders of a series of a class of capital stock to vote separately as a class;

the affirmative vote of the holders of at least two-thirds of each series of such class of outstanding preferred shares, voting separately as a class, shall be required for any amendment, alteration or repeal, whether by merger, consolidation or otherwise, of any of the provisions of the Company’s articles of incorporation or the Company’s code of regulations which adversely and materially affects the preferences or voting or other rights of the holders of such series as set forth in the Company’s articles of incorporation.  However, the amendment of the Company’s articles of incorporation so as to authorize, create or change the authorized or outstanding number of a class of preferred shares or of any shares ranking equal to or junior to such class of preferred shares does not adversely and materially affect the preference or voting or other rights of the holders of such series.  In addition, the amendment of the Company’s code of regulations to change the number or classification of the Company’s directors does not adversely and materially affect the preference or voting or other rights of the holders of such series.

Ownership Limit

Ownership of more than 9.8% of any series of the depositary shares or the Designated Preferred Shares is restricted in order to help preserve the Company’s status as a REIT for federal income tax purposes.

Restrictions on Ownership

In order to qualify as a REIT under the Code, not more than 50% in value of the Company’s outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.  “Individual” is defined in the Code to include certain entities.  In addition, the Company’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  The Company also must satisfy certain other requirements.  For more information on restrictions on ownership, see “Common Shares—Restrictions on Ownership.”

To help ensure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding preferred shares, the Company’s articles of incorporation provide that, subject to certain exceptions, no one may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% (the “preferred shares ownership limit”) of any series of any class of the Company’s outstanding preferred shares.  In addition, because rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Company’s articles of incorporation provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the preferred shares ownership limit), in excess of 9.8% (the “preferred shares related party limit”) of the Company’s outstanding preferred shares.  The Board may exempt a person from the preferred shares ownership limit if the person would not be deemed an “individual” and may exempt a person from the preferred shares related party limit.  As a condition of any exemption, the Board will require appropriate representations and undertakings from the applicant with respect to preserving the Company’s REIT status.

The preceding restrictions on transferability and ownership of preferred shares may not apply if the Board determines that it is no longer in the Company’s best interests to attempt to qualify, or to continue to qualify, as a REIT.

Even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased, the preferred shares ownership limit and the preferred shares related party limit will not be automatically removed.  Any change in the preferred shares ownership limit or the preferred shares related party limit would require an amendment to the Company’s articles of incorporation, even if the Board determines that maintenance of REIT status is no longer in the Company’s best interests.  Amendments to the Company’s articles of incorporation require the affirmative vote of holders owning not less than a majority of the Company’s outstanding common shares.  If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, such amendment would also require the affirmative vote of holders of not less than two-thirds of such class of preferred shares.

If preferred shares in excess of the preferred shares ownership limit or the preferred shares related party limit are issued or transferred to any person absent a waiver of such limit, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares.  In addition, if an issuance or transfer would cause the Company’s shares to be beneficially or constructively owned by fewer than 100 persons or would result in the Company’s being “closely held” within the meaning of Section 856(h) of the Code, such issuance or transfer will be null and void to the intended transferee, and the intended transferee will acquire no rights to the shares.  Preferred shares transferred or proposed to be transferred in excess of the preferred shares ownership limit or the preferred shares related party limit or which would otherwise jeopardize the Company’s REIT status will be subject to repurchase by the Company.  The purchase price of such preferred shares will be equal to the lesser of:

•	the price in such proposed transaction; and
•

the fair market value of such shares reflected in the last reported sales price for the shares on the trading day immediately preceding the date on which the Company or its designee determine to exercise the Company’s repurchase right if the shares are listed on a national securities exchange, or such price for the shares on the principal exchange if the shares are then listed on more than one national securities exchange.

If the shares are not listed on a national securities exchange, the purchase price will be equal to the lesser of:

•	the price in such proposed transaction; and
•

the latest bid quotation for the shares if the shares are then traded over the counter, or, if such quotation is not available, the fair market value as determined by the Board in good faith, on the last trading day immediately preceding the day on which notice of such proposed purchase is sent by the Company.

From and after the date fixed for the Company’s purchase of such preferred shares, the holder will cease to be entitled to distributions, voting rights and other benefits with respect to such shares except the right to payment of the purchase price for the shares.  Any dividend or distribution paid to a proposed transferee on such preferred shares must be repaid to the Company upon demand.  If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of any such preferred shares may be deemed, at the Company’s option, to have acted as the Company’s agent in acquiring such preferred shares and to hold such preferred shares on the Company’s behalf.

All certificates for preferred shares will bear a legend referring to the restrictions described above.

The Company’s articles of incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the preferred shares must give written notice to the Company stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31.  In addition, each of those shareholders must provide supplemental information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

DESCRIPTION OF COMMON SHARES

General

Holders of common shares are entitled to receive dividends when, as and if declared by the Board, out of funds legally available therefor.  Any payment and declaration of dividends on common shares and purchases thereof will be subject to certain restrictions if the Company fails to pay dividends on any outstanding preferred shares.  If the Company is liquidated, dissolved or involved in any winding-up, the holders of common shares are entitled to receive ratably any assets remaining after the Company has fully paid all of its liabilities, including the preferential amounts it owes with respect to any preferred shares.  Holders of common shares possess ordinary voting rights, with each share entitling the holder to one vote.  Except as outlined below or otherwise expressly required by the Company’s articles of incorporation or by statute, the vote of the holders of shares entitling them to exercise a majority of the voting power of the Company is required to approve any matters submitted to a vote of the shareholders.  At each annual meeting of shareholders, each director will be elected by a majority vote of all votes cast at such meeting for a term expiring at the next annual meeting of shareholders and until the election of their successors.  Holders of common shares do not have cumulative voting rights in the election of directors.  Holders of common shares do not have preemptive rights, which means that they have no right to acquire any additional common shares that the Company may subsequently issue.

Restrictions on Ownership

In order for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of a taxable year.  “Individual” is defined in the Code to include certain entities.  In addition, the Company’s capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  Additionally, certain other requirements must be satisfied.

To help ensure that five or fewer individuals do not own more than 50% in value of the Company’s outstanding common shares, the Company’s articles of incorporation provide that, subject to certain exceptions (including those set forth below), no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 5% (the “ownership limit”) of the Company’s outstanding common shares.  The “existing holder,” which includes, collectively, (a) Iris Wolstein and/or all descendants of Iris Wolstein (which includes Scott A. Wolstein (the Company’s former Chief Executive Officer and former director)), (b) trusts or family foundations established for the benefit of the individuals named in (a) above and (c) other entities controlled by the individuals named in (a) above (or trusts or family foundations established for the benefit of those individuals) may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 5.1% of the Company’s outstanding common shares.  The “exempt holder,” which includes, collectively, (x) Professor Werner Otto, his wife Maren Otto and/or all descendants of Professor Werner Otto, including, without limitation, Alexander Otto (a current director), (y) trusts or family foundations established for the benefit of the individuals named in (x) above and (z) other entities controlled by the individuals named in (x) above (or trusts or family foundations established for the benefit of those individuals) may own, or be deemed to own by virtue of the attribution provisions of the Code, no more than 17.5% of the Company’s outstanding common shares.

In addition, because rent from a related party tenant (any tenant 10% of which is owned, directly or constructively, by a REIT, including an owner of 10% or more of a REIT) is not qualifying rent for purposes of the gross income tests under the Code, the Company’s articles of incorporation provide that no individual or entity may own, or be deemed to own by virtue of the attribution provisions of the Code (which differ from the attribution provisions applied to the ownership limit), in excess of 9.8% of the Company’s outstanding common shares (the “related party limit”).  The Board may exempt a person from the ownership limit if the person would not be deemed an “individual” and may exempt a person from the related party limit if an opinion of counsel or a ruling from the Internal Revenue Service, or IRS, is provided to the Board to the effect that the ownership will not then or in the future jeopardize the Company’s status as a REIT.  The Board may also exempt the exempt holder and any person who would constructively own common shares constructively owned by the exempt holder from the ownership limit in its sole discretion.  As a condition of any exemption, the Board will require appropriate representations and undertakings from the applicant with respect to preserving the Company’s REIT status.

Additionally, the Company’s articles of incorporation prohibit any transfer of common shares that would cause the Company to cease to be a “domestically controlled qualified investment entity” as defined in Section 897(h) (4)(B) of the Code.

The preceding restrictions on transferability and ownership of common shares may not apply if the Board determines that it is no longer in the Company’s best interests to continue to qualify as a REIT.  The ownership limit and the related party limit will not be automatically removed even if the REIT provisions of the Code are changed to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased.  In addition to preserving the Company’s status as a REIT, the effects of the ownership limit and the related party limit are to prevent any person or small group of persons from acquiring unilateral control of the Company.  Any change in the ownership limit, other than modifications that may be made by the Board as permitted by the Company’s articles of incorporation, requires an amendment to the articles of incorporation, even if the Board determines that maintenance of REIT status is no longer in the Company’s best interests.  Amendments to the articles of incorporation require the affirmative vote of holders owning a majority of the Company’s outstanding common shares.  If it is determined that an amendment would materially and adversely affect the holders of any class of preferred shares, that amendment also would require the affirmative vote of holders of two-thirds of the affected class of preferred shares.

The Company’s articles of incorporation provide that upon a transfer or non-transfer event that results in a person beneficially or constructively owning common shares in excess of the applicable ownership limits or that results in the Company being “closely held” within the meaning of Section 856(h) of the Code, the person (a “prohibited owner”) will not acquire or retain any rights or beneficial economic interest in the shares that would exceed such applicable ownership limits or result in the Company being closely held (the “excess shares”).  Instead, the excess shares will be automatically transferred to a person or entity unaffiliated with and designated by the Company to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by the Company within five days after the discovery of the transaction that created the excess shares.  The trustee will have the exclusive right to designate a person who may acquire the excess shares without violating the applicable restrictions (a “permitted transferee”) to acquire all of the shares held by the trust.  The permitted transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the permitted transferee) for the excess shares.  The trustee will pay to the prohibited owner the lesser of (a) the value of the shares at the time they became excess shares and (b) the price received by the trustee from the sale of the excess shares to a permitted transferee.  The beneficiary will receive the excess of (x) the sale proceeds from the transfer to a permitted transferee over (y) the amount paid to the prohibited owner, if any, in addition to any dividends paid with respect to the excess shares.

All certificates representing common shares bear a legend referring to the preceding restrictions.

The Company’s articles of incorporation provide that all persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% of the Company’s outstanding common shares must give written notice to the Company stating the name and address of such person, the number of shares owned, and a description of how such shares are held each year by January 31.  In addition, each of those shareholders must provide supplemental information that the Company may request, in good faith, in order to determine the Company’s status as a REIT.

CERTAIN ANTI-TAKEOVER PROVISIONS OF OHIO LAW

Chapter 1704 of the Ohio Revised Code prohibits certain transactions, including mergers, sales of assets, issuances or purchases of securities, liquidation or dissolution, or reclassifications of the then-outstanding shares of an Ohio corporation with 50 or more shareholders involving, or for the benefit of, certain holders of shares representing 10% or more of the voting power of the corporation (any such shareholder, a “10% Shareholder”), unless:

(1)	the transaction is approved by the directors before the 10% Shareholder becomes a 10% Shareholder;
(2)	the acquisition of 10% of the voting power is approved by the directors before the 10% Shareholder becomes a 10% Shareholder; or
(3)

the transaction involves a 10% Shareholder who has been a 10% Shareholder for at least three years and is approved by the directors before the 10% Shareholder becomes a 10% Shareholder, is approved by holders of two-thirds of the Company’s voting power and the holders of a majority of the voting power not owned by the 10% Shareholder, or certain price and form of consideration requirements are met.

The Company has not opted out of the application of Chapter 1704 of the Ohio Revised Code.